UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 5, 2012 (October 25, 2012)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21F Kineer Plaza 226 Jinshui Road
Zhengzhou, Henan Province
People’s Republic of China 450008
People’s Republic of China
(Address of principal executive offices)

(86) 371-8612-7222
(Registrant's telephone number, including area code)

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 30, 2012, Mr. Peter Li and Mr. William Haus announced their resignations as directors of China Valves Technology, Inc. (the “Company”), effective immediately. Messrs. Li and Haus did not resign for reasons involving a disagreement with the Company or its management, or because of any matter relating to the Company’s operations, policies, or practices.

On October 25, 2012, the board of directors of the Company (the “Board”) appointed Yinli Song as director of the Company to fill one of the vacancies created by Messrs. Li and Haus’ resignations. The Board has also determined that Mr. Song is an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

On the same day, the Company entered into an Independent Director Agreement and Indemnification Agreement with Mr. Song. The Independent Director Agreement is effective as of October 25, 2012 for a term of three years. The term may be extended for an additional three years upon the consent of both the Company and Mr. Song. Under the terms of the Independent Director Agreement, the Company agreed to pay Mr. Song an annual fee of RMB 120,000 (approximately $19,206), as compensation for the services to be provided by him as a director of the Company. Under the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Song against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by him in connection with any proceeding if he acted in good faith and in the best interests of the Company.

The foregoing summary of the material terms and conditions of the Independent Director Agreement and Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the English Version of Independent Director Agreement and Indemnification Agreement attached to this report as Exhibit 10.1 .

Yinli Song. Mr. Song has extensive experience in valve technology research and valve industry management. Mr. Song is the Assistant Secretary General of China General Machinery Industry Association and Secretary General of China Valves Association since March 2004. He is also the independent director of Jiangsu Shentong Valve Co., Ltd. (“Jiansu Shentong”), a Chinese valve manufacturer listed on Shenzhen Stock Exchange with a wide variety of products used in metallurgy, nuclear power, thermal power, chemical processing of coal, petroleum and natural gas and transportation, petroleum refining and chemical industries. Between 1988 and 2004, Mr. Song worked as the Deputy Director of the Chief Engineer’s Office, Assistant to the General Manager and Deputy General Manager at Henan Kaifeng High Pressure Valve Co., Ltd., which was acquired by the Company on March 2004. Mr. Song has been involved in some key national valve technology research projects. He was the editor-in-chief for China Valves Industry Science and Technology Development Plan. He also published over ten papers related to the valve industry and won eight prizes at the national, provincial and industrial levels. Mr. Song received his Bachelor of Science degree in Machinery Manufacturing from Zhengzhou University. He holds the title of Senior Engineer awarded by Henan province authorities.

Given Mr. Song’s board membership in Jiangsu Shentong, the Company and Mr. Song entered into a confidentiality agreement dated October 26, 2012 to ensure that Mr. Song will keep the Company’s information confidential from third parties such as Jiangsu Shentong.

The foregoing summary of the material terms and conditions of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the English Version of the Confidentiality Agreement attached to this report as Exhibit 10.2 .

No family relationship exists between Mr. Song and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Mr. Song and the Company that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
10.1	Independent Director Agreement and Indemnification Agreement, dated as of October 25, 2012, by and between China Valves Technology, Inc. and Yinli Song.
10.2	Confidentiality Agreement, dated as of October 26, 2012, by and between China Valves Technology, Inc. and Yinli Song.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: November 5, 2012

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Independent Director Agreement and Indemnification Agreement, dated as of October 25, 2012, by and between China Valves Technology, Inc. and Yinli Song.
10.2	Confidentiality Agreement, dated as of October 26, 2012, by and between China Valves Technology, Inc. and Yinli Song.